                                                                    EXHIBIT 99.1

           COMMERCIAL METALS COMPANY REPORTS ALL TIME RECORD EARNINGS;
                          EXPECTS STRONG FOURTH QUARTER

         Irving, TX -- June 22, 2004 -- Commercial Metals Company (NYSE: CMC) today reported net earnings of $50.9 million or $1.69 per diluted share on net sales of $1.4 billion for the quarter ended May 31, 2004, earning more this quarter than any complete year in the Company's history. This compares with net earnings of $3.0 million or $0.11 per diluted share on net sales of $774 million for the third quarter last year.

         Net earnings for the nine months ended May 31, 2004 were $84.7 million or $2.85 per diluted share on net sales of $3.3 billion. This far surpassed any previous such nine month period. For the same period last year net earnings were $8.2 million or $0.28 per diluted share on net sales of $2.1 billion.

         The quarter included a pre-tax LIFO expense of $25 million ($0.54 per diluted share) compared to pre-tax LIFO expense of $5.2 million ($0.12 per diluted share) in the prior year quarter. Comparable numbers for the nine months were $35.8 million expense ($0.78) this year and $8.0 million expense ($0.18) in the previous year's nine months.

         CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, "The essence of the quarter was the winning combination of high prices, high margins, high production, and high shipments in most of our businesses. This was most pronounced with steel mill products and steel scrap. The net result was a surge in profits for our Recycling and Domestic Mills segments. Profits in the Fabrication segment also improved despite the rapid increase in steel costs. Meanwhile, we attained record profitability in the Marketing and Distribution segment, and results for our Polish steel manufacturing acquisition, CMC Zawiercie (CMCZ), were excellent. Underlying the strong markets was continued robust demand in Asia (especially China), the upturn in the U.S. economy, the weak U.S. dollar, historically high freight rates and low end-user inventories. Manufacturing activity continued to pick up in many parts of the world. Construction markets were mixed, but perhaps modestly better than we expected at this point in the cycle. Measures taken by the Central Government in China to moderate the pace of growth in the surging Chinese economy generally cooled global price levels for commodities during the quarter. Our tax rate for the quarter was lower due to an effective tax rate of 20% in Poland and an increase in export sales."

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 2)

Domestic Mills

         Rabin added, "Our Domestic Mills segment's adjusted operating profit was substantially higher than last year's depressed third quarter. Within the segment, pre-tax profit for our steel minimills was more than four times greater than a year earlier on the strength of much improved selling prices and strong shipments, while productivity remained at exceptionally high levels at all four mills. Of course, the extremely rapid rise in steel scrap costs was a significant offset. On a year-to-year basis, tonnage melted for the third quarter was a quarterly record, up 7% to 613,000 tons; tonnage rolled was 581,000 tons, 7% above last year's third quarter while shipments decreased slightly to 632,000 tons with lower billet sales. Our average total mill selling price was $129 per ton above last year's extraordinarily low level and the average selling price for finished goods was up by $127 per ton to $416 per ton. By product line, the price premium of merchant bar over reinforcing bar widened dramatically to $117 per ton. Conversely, the average scrap purchase cost rose by $65 per ton versus a year ago. Additionally, utility costs increased by $1.2 million compared with the third quarter last year from higher usage, and costs for ferroalloys and graphite electrodes also were higher. On balance, our margins rose considerably; the metal spread at $238 per ton was $64 per ton greater than the third quarter of last year. The copper tube mill recorded a nice profit compared with last year's modest loss in the third quarter. We benefited from stronger demand from commercial as well as residential users, resulting in higher selling prices and margins. Against the same period last year, copper tube production increased 16% and shipments gained 22% to 19.5 million pounds. Metal spreads improved by 22 cents per pound to 63 cents per pound despite the sharp rise in the underlying copper scrap price."

CMCZ

         Rabin continued, "Results for CMCZ were outstanding. The steel minimill (and related operations) in Poland produced record quantities and shipments. CMCZ recorded an adjusted operating profit of $32.6 million on a 100% owned basis. CMCZ was affected by the same factors as reported above for our domestic steel mills except that it did not benefit from the weak U.S. dollar. For the quarter, melted tons (metric) equaled 364,000, rolled tons equaled 283,000, and shipments totaled 298,000 tons including billets. Meanwhile, the average selling price rose to $499 per metric ton (including 14% billets). The average scrap purchase cost increased to $215 per ton."

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 3)

Fabrication

         Rabin said, "Prices and volumes within the Fabrication segment were mostly higher. We recorded a moderate increase in adjusted operating profit in this segment including a substantial increase in the LIFO reserve and anticipated contract losses as we worked through older jobs. Construction activity was mixed and varied by geographic region. Public and institutional construction continued at a solid level, and some sectors of commercial construction showed improvement. By product area, rebar fabrication, construction-related products (CRP), steel post plants, steel joist manufacturing, and structural steel fabrication all were affected by higher steel input costs, but aided by significant increases in selling prices; all except CRP showed improvements in profitability. Shipments from our fab plants totaled 356,000 tons, 25% above the prior year's third quarter while the composite average fab selling price (including stock and buyouts) increased by $116 per ton."

Recycling

         According to Rabin, "The Recycling segment recorded a best ever quarter, primarily a result of the improved ferrous scrap market on 96% higher net sales dollars. This compared most favorably with the quarter a year ago; adjusted operating profit increased 345%. Gross margins were significantly above last year while operating costs as a percent of sales declined. March brought the highest ferrous sales prices ever, averaging $223 per short ton. April and May followed with sales prices dropping an average of $33 per short ton per month. Nonferrous markets continued to improve and then also retreated off the highs. Versus last year, the average ferrous scrap sales price for the quarter increased by 75% to $192 per ton, and shipments climbed 26% to 570,000 tons. The average nonferrous scrap sales price for the quarter was approximately 47% above a year ago while nonferrous shipments were 22% higher. The total volume of scrap processed, including all our processing plants, equaled 972,000 tons against 768,000 tons last year."

Marketing and Distribution

         "Adjusted operating profit for the Marketing and Distribution segment was more than double last year's already strong third quarter, reflecting favorable markets in several geographic regions around the world and broad-based growth across practically all product lines," Rabin said. "This segment also recorded an increase in the LIFO reserve. Our business was good in Australia, China, elsewhere in Asia, and in Europe. Profits improved in the United States, as margins and shipments in steel, aluminum, copper and stainless steel increased significantly. Sales and profits for industrial materials and products hit record levels because of strong demand, especially in China, Europe and the U.S. Our value-added downstream and processing businesses continued to generate good profits."

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 4)

Financial Condition

         Rabin said, "Our financial position remains strong. At May 31, 2004, our stockholders' equity was $612 million, or $21.01 per share. At quarter end, our working capital was $594 million, and the current ratio was 1.8. Our coverage ratios remain strong. Long-term debt as a percentage of total capitalization was 38%, and the ratio of total debt to total capitalization plus short-term debt was 40%. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ."

Outlook

         Rabin continued, "During the third quarter we saw a number of our market prices reach record highs, followed by an anticipated price correction in some of these markets; however, still at relatively high levels. Steel prices in the U.S. are firm and generally stronger than elsewhere. Our steel scrap prices were up modestly in June, and it now appears will be up in July as well. Conversely, overseas steel scrap prices have continued to move lower. Nonferrous prices have been in a trading range. Overall, our outlook for the fourth quarter remains very positive, consummating a record year by any measure. We anticipate fourth quarter LIFO diluted net earnings per share between $1.45 and $1.65. The effective tax rate in the fourth quarter is projected at 32%. Our earnings estimate includes a reduction of 10 to 15 cents per share because of transformer failures at the Texas steel minimill as reported earlier this month. Business interruption insurance claims will be filed, but have not been considered in our earnings estimate owing to timing of recovery. That mill became fully operational ten days later on June 10, 2004, albeit at a lower power rate in the melt shop. We now expect to reinstall the primary transformer during September 2004. Total earnings from our six mills should remain strong during the fourth quarter. Our expectation remains that mill margins and fabrication margins will expand further as we have booked new business at higher levels, and our other business segments will perform well, buoyed by strong demand and expansions in markets and product lines. Some positive recent economic developments include the U.S. economy continues to strengthen, State budgets are improving, and China appears to be effecting a moderate cool down of its economy."

         CMC invites you to listen to a live broadcast of its third quarter 2004 conference call on Tuesday, June 22, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC's website under "Investor Relations."

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 5)

         Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

         The outlook paragraph of this news release contains forward-looking statements regarding the outlook for the Company's financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management "expects," "anticipates," "believe," "ought," "should," "likely," "appears," "projected," "forecast," "presumes," or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management's current opinion. Developments that could impact the Company's expectations include interest rate changes, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 6)

COMMERCIAL METALS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except share data)


                                                           THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                  -----------------------------------     -----------------------------------
                                                      5/31/04             5/31/03            5/31/04              5/31/03
                                                  ---------------     ---------------     ---------------     ---------------
NET SALES                                         $     1,407,206     $       774,152     $     3,305,273     $     2,071,147

COSTS AND EXPENSES:
Cost of goods sold .............................        1,205,037             699,732           2,881,970           1,867,747
Selling, general and administrative expenses ...          114,066              65,138             265,881             178,837
Interest expense ...............................            7,739               4,309              19,728              11,434
Loss on reacquisition of debt ..................               --                  --               3,072                  --
                                                  ---------------     ---------------     ---------------     ---------------
                                                        1,326,842             769,179           3,170,651           2,058,018
                                                  ---------------     ---------------     ---------------     ---------------
EARNINGS BEFORE INCOME TAXES
   AND MINORITY INTEREST .......................           80,364               4,973             134,622              13,129

INCOME TAXES ...................................           22,539               1,951              41,800               4,969
                                                  ---------------     ---------------     ---------------     ---------------

EARNINGS BEFORE MINORITY INTEREST ..............           57,825               3,022              92,822               8,160

MINORITY INTEREST ..............................            6,941                  --               8,155                  --
                                                  ---------------     ---------------     ---------------     ---------------

NET EARNINGS ...................................  $        50,884     $         3,022     $        84,667     $         8,160
                                                  ---------------     ---------------     ---------------     ---------------

Basic earnings per share .......................  $          1.75     $          0.11     $          2.96     $          0.29
Diluted earnings per share .....................  $          1.69     $          0.11     $          2.85     $          0.28
Cash dividends per share .......................  $          0.08     $          0.08     $          0.24     $          0.24
Average basic shares outstanding ...............       29,027,454          28,047,456          28,604,162          28,284,752
Average diluted shares outstanding .............       30,134,716          28,147,577          29,670,944          28,645,492


BUSINESS SEGMENTS
(IN THOUSANDS)


                                                           THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                  -----------------------------------     -----------------------------------
                                                      5/31/04             5/31/03            5/31/04              5/31/03
                                                  ---------------     ---------------     ---------------     ---------------
NET SALES:
    Domestic Mills .............................  $       324,084      $       213,192      $       787,574      $       556,221
    CMCZ .......................................          146,189                   --              260,680                   --
    Fabrication ................................          284,804              195,572              718,402              530,219
    Recycling ..................................          242,640              123,749              564,407              320,573
    Marketing and Distribution .................          536,004              311,071            1,279,502              832,240
    Corporate and Eliminations .................         (126,515)             (69,432)            (305,292)            (168,106)
                                                  ---------------      ---------------      ---------------      ---------------
Total Net Sales ................................  $     1,407,206      $       774,152      $     3,305,273      $     2,071,147
                                                  ---------------      ---------------      ---------------      ---------------

ADJUSTED OPERATING PROFIT (LOSS):
    Domestic Mills .............................  $        25,496      $           450      $        56,090      $         8,732
    CMCZ .......................................           32,564                   --               38,785                   --
    Fabrication ................................            3,044                1,864                7,536               (1,526)
    Recycling ..................................           22,543                5,067               45,979               10,521
    Marketing and Distribution .................           12,494                5,271               27,586               14,621
    Corporate and Eliminations .................           (7,922)              (3,171)             (21,062)              (7,275)

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 7)

COMMERCIAL METALS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

                                                                    MAY 31,        August 31,
                                                                     2004             2004
                                                                 ------------     ------------
ASSETS:
Current Assets:
    Cash and cash equivalents ..............................     $     60,569     $     75,058
    Accounts receivable, net ...............................          695,759          397,490
    Inventories ............................................          517,374          310,816
    Other ..................................................           54,123           61,053
                                                                 ------------     ------------
Total Current Assets .......................................        1,327,825          844,417

Net Property, Plant and Equipment ..........................          452,501          374,382
Goodwill ...................................................           31,117            6,837
Other Assets ...............................................           63,596           49,770
                                                                 ------------     ------------
                                                                 $  1,875,039     $  1,275,406
                                                                 ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
    Accounts payable - trade ...............................     $    356,575     $    225,880
    Accounts payable - documentary letters of credit .......          142,769           74,782
    Accrued expenses and other payables ....................          192,314          126,971
    Income taxes payable ...................................            6,120            1,718
    Notes payable - CMCZ ...................................           29,370               --
    Short-term trade financing arrangement .................            6,000           15,000
    Current maturities of long-term debt ...................              854              640
                                                                 ------------     ------------
Total Current Liabilities ..................................          734,002          444,991

Deferred Income Taxes ......................................           49,244           44,419
Other Long-Term Liabilities ................................           38,813           24,066
Long-Term Debt .............................................          402,028          254,997

Minority Interest ..........................................           38,562               --

Stockholders' Equity .......................................          612,390          506,933
                                                                 ------------     ------------
                                                                 $  1,875,039     $  1,275,406
                                                                 ------------     ------------



                                                                     THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                  -------------------------     -------------------------
(Short Tons in Thousands)                                          5/31/04        5/31/03        5/31/04        5/31/03
                                                                  ----------     ----------     ----------     ----------
Domestic Steel Mill Rebar Shipments .........................            264            283            766            731
Domestic Steel Mill Structural and Other Shipments ..........            368            351          1,040            945
CMCZ Shipments ..............................................            328             --            718             --
                                                                  ----------     ----------     ----------     ----------
TOTAL MILL TONS SHIPPED .....................................            960            634          2,524          1,676

Average FOB Mill Domestic Selling Price (Total Sales) .......     $      409     $      280     $      354     $      274
Average FOB Mill Domestic Selling Price (Finished Goods Only)     $      416     $      289     $      359     $      283
Average Domestic Ferrous Scrap Purchase Price ...............     $      171     $      106     $      145     $       96
Average FOB Mill CMCZ Selling Price (Total Sales) ...........     $      452             --     $      363             --
Average CMCZ Ferrous Scrap Purchase Price ...................     $      195             --     $      193             --

Fab Plant Rebar Shipments ...................................            244            188            615            468
Fab Plant Structural, Joist, and Post Shipments .............            112             98            308            266
                                                                  ----------     ----------     ----------     ----------
TOTAL FABRICATION TONS SHIPPED ..............................            356            286            923            734

Average Fab Selling Price (Excluding Stock & Buyout Sales) ..     $      625     $      520     $      591     $      536

DOMESTIC SCRAP METAL TONS PROCESSED AND SHIPPED .............            972            768          2,544          2,079

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 8)

COMMERCIAL METALS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)


                                                                                       SIX MONTHS ENDED
                                                                                ------------------------------
                                                                                  5/31/04           5/31/03
                                                                                ------------      ------------
CASH FLOWS FROM (USED BY) OPERATING ACTIVITIES:

Net earnings ..............................................................     $     84,667      $      8,160
Adjustments to reconcile net earnings to cash used by operating activities:
      Depreciation and amortization .......................................           52,328            45,856
      Minority interest ...................................................            8,155                --
      Loss on reacquisition of debt .......................................            3,072                --
      Provision for losses on receivables .................................            5,443             3,375
      Tax benefits from stock plans .......................................            4,262               112
      Asset impairment charge .............................................            2,940                --
      Deferred income taxes ...............................................              566             2,140
      Net loss (gain) on sale of property and other .......................             (523)              789

CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF EFFECT OF ACQUISITIONS:
      Accounts receivable .................................................         (268,469)          (41,589)
      Accounts receivable sold ............................................           34,967            44,973
      Inventories .........................................................         (162,823)          (21,775)
      Other assets ........................................................            9,822           (23,354)
      Accounts payable, accrued expenses, other payables
           and income taxes ...............................................          133,674           (43,234)
      Other long-term liabilities .........................................            9,692             4,186
                                                                                ------------      ------------
Net Cash Used By Operating Activities .....................................          (82,227)          (20,361)

CASH FLOWS FROM (USED BY) INVESTING ACTIVITIES:

      Purchases of property, plant and equipment ..........................          (33,215)          (35,936)
      Sale of property, plant and equipment ...............................            2,192               136
      Acquisitions of CMCZ and Lofland, net of cash acquired ..............          (99,401)               --
      Acquisition of Symons' Denver, CO business ..........................               --            (5,628)
                                                                                ------------      ------------
Net Cash Used By Investing Activities .....................................         (130,424)          (41,428)

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:

      Increase in documentary letters of credit ...........................           67,987            10,660
      Payments on short-term trade financing arrangement ..................           (9,000)               --
      Proceeds from issuance of long-term debt ............................          238,400                --
      Payments on long-term debt ..........................................          (90,250)             (498)
      Notes payable - CMCZ (net change) ...................................          (13,959)               --
      Stock issued under incentive and purchase plans .....................           15,919             4,588
      Treasury stock acquired .............................................               --           (14,610)
      Dividends paid ......................................................           (6,842)           (6,802)
      Debt reacquisition and issuance costs ...............................           (4,989)               --
                                                                                ------------      ------------
Net Cash From (Used By) Financing Activities ..............................          197,266            (6,662)

Effect of Exchange Rate Changes on Cash ...................................              896               151
Decrease in Cash and Cash Equivalents .....................................          (14,489)          (68,300)
Cash and Cash Equivalents at Beginning of Year ............................           75,058           124,397
                                                                                ------------      ------------
Cash and Cash Equivalents at End of Period ................................     $     60,569      $     56,097
                                                                                ------------      ------------

                                     (more)

(CMC Third Quarter Fiscal 2004 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)


This press release uses a financial statement measure not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measure are provided below.

TOTAL CAPITALIZATION:

TOTAL CAPITALIZATION is the sum of long-term debt, deferred income taxes, minority interest and stockholders' equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2004 to the nearest GAAP measure, stockholders' equity:


         Stockholders' equity              $  612,390
         Long-term debt                       402,028
         Deferred income taxes                 49,244
                                           ----------
         Total capitalization              $1,063,662

                                     -(END)-

Contact:  Debbie Okle
          Director, Public Relations
          214.689.4354